Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 7, 2007 regarding the statements of financial condition of 1st Pacific Bank of California as of December 31, 2006 and 2005, and the related statements of operations, changes in shareholders’ equity, and cash flows for the three years ended December 31, 2006 in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission.

We hereby consent to the inclusion of our report dated February 28, 2007 regarding the statements of financial condition of Landmark National Bank as of December 31, 2006 and 2005, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years then ended in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission.

/s/ VAVRINEK, TRINE, DAY & CO., LLP

Laguna Hills, California
May 14, 2007